Portland, Oregon
April 17, 2001

FOR IMMEDIATE RELEASE

CASCADE CORPORATION TERMINATES MERGER AGREEMENT

Cascade Corporation (NYSE:CAE) announced today that it has notified the Lift Group that it has terminated its merger agreement with the Lift Group. Cascade's Board of Directors made the decision after a lengthy meeting earlier today at which it reviewed a revised proposal from the Lift Group.

Under the new Lift Group proposal, Cascade shareholders could have received $15.75 per share by mid-summer if certain contingencies primarily related to financing were satisfied. Cascade's Board of Directors cited the following factors as contributing to its decision to reject the revised Lift Group offer:

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  The uncertainty over whether the transaction would close due to challenging conditions in the financing markets and the slowing economy;

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  Cascade's pending environmental litigation with the City of Portland, which substantially delayed the transaction and complicated ongoing financing efforts;

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  The substantial reduction in the per share price under the revised proposal from the $17.25 price previously agreed with the Lift Group on October 18, 2000;

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  The need to end the distracting effect of a possible transaction, which has been pending in one form or another since March 30, 2000, on the Company's employees and customers; and

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  The Board's assessment that the current softening in Cascade's markets is not indicative of the future strength of its business.

The Board of Directors noted it could terminate the merger agreement with the Lift Group if a transaction was not completed by March 31, 2001. The Board of Directors said it did not intend to seek alternative buyers for Cascade at the present time, but will instead focus the Company on capital spending reduction, debt reduction and increased attention to Cascade's core markets. The Board indicated that it may explore other strategic alternatives at a future time.

Cascade Corporation, headquartered in Portland, Oregon, is a leading international manufacturer of lift truck attachments, forks and accessories. Additional information on Cascade is available on its web site, www.cascorp.com.

Cascade Corporation Terminates Merger Agreement
April 17, 2001

Forward-looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ materially from these forward-looking statements include, but are not limited to, competitive factors in, and the cyclical nature of, the materials handling industry; fluctuations in lift truck orders or deliveries, availability and cost of raw materials; general business, financing and economic conditions in North America, Europe and Asia; foreign currency fluctuations; and effectiveness of the Company's cost reduction initiatives.

Contact

Kurt G. Wollenberg
Senior Vice President—Finance
Cascade Corporation
Phone (503) 669-6300